Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Cargill Chair and CEO Brian Sikes joins Deere & Company's Board of Directors

MOLINE, IL., December 4, 2025 — Deere & Company (NYSE: DE) today announced the appointment of Brian Sikes, board chair and chief executive officer of Cargill, to the company’s board of directors. Sikes leads one of the world’s largest privately held companies and is widely recognized for his strategic vision and dedication to advancing global food and agriculture.

“We’re delighted to welcome Brian to the Deere board,” said John C. May, chairman and chief executive officer of Deere & Company. “Brian’s decades of leadership at Cargill have given him a deep understanding of the agricultural value chain and the challenges faced by farmers and food producers worldwide. His commitment to innovation and sustainability will be instrumental as we continue to transform our business and deliver smarter, more sustainable solutions for our customers.”

Since joining Cargill in 1991, Sikes has served in numerous leadership positions within the company’s protein, food ingredients, and agricultural supply chain divisions. He assumed the roles of president and CEO in 2023, taking charge of Cargill’s operations across more than 70 countries, and was named chair of Cargill’s board of directors in 2024. Over the course of his career, he has been an advocate for farmers, food producers, and frontline workers, leading initiatives aimed at enhancing supply chain efficiency, promoting responsible management of natural resources, and utilizing technology and innovation to create long-term value for the industry.

He holds a Bachelor of Science degree in Agricultural Economics from Texas Tech University.

With Sikes’ appointment, the size of Deere’s board has increased to 11 members, 10 of whom are independent, non-employee directors.

About John Deere:

Deere & Company (www.JohnDeere.com) is a global leader in the delivery of agricultural, construction, and forestry equipment. We help our customers push the boundaries of what’s possible in ways that are more productive and sustainable to help life leap forward. Our technology-enabled products including John Deere Autonomous 8R Tractor, See & Spray™, and E-Power Backhoe are just some of the ways we help meet the world's increasing need for food, shelter, and infrastructure. Deere & Company also provides financial services through John Deere Financial. For more information on Deere & Company, visit us at www.deere.com/en/news/.

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